Exhibit 99.1

News Release

Silver State Bancorp Announces Director Resignation

HENDERSON, Nev.—(BUSINESS WIRE)—July 26, 2008—Silver State Bancorp (NASDAQ:SSBX), the holding company for Silver State Bank, announced today that Andrew K. McCain submitted his resignation today as a director on the Boards of Directors of Silver State Bancorp and Silver State Bank, citing personal reasons.

Mr. McCain previously served as a director of Choice Bank in Scottsdale, Arizona from 2006 to April 1, 2008 when Choice Bank merged into Silver State Bank. Mr. McCain had been appointed to the Boards of the Company and Silver State Bank in February, 2008 and had served on the Audit Committee. Mr. McCain has recently been appointed Chairman of the Greater Phoenix Chamber of Commerce, effective this month.

A spokesperson for the Company stated that the Company wishes him the very best in all his present and future endeavors.

About Silver State Bancorp

Silver State Bancorp, through its wholly-owned subsidiary, Silver State Bank, currently operates thirteen full service branches in southern Nevada and four full service branches in the Phoenix/Scottsdale market area. Silver State Bank also operates loan production offices located in Nevada, California, Washington, Oregon, Utah, Colorado and Florida. Deposit accounts at Silver State Bank are FDIC insured to the maximum allowed by law. Please visit www.silverstatebancorp.com for more information.

CONTACT: Stern And Company

Steve Stern, 702-240-9533

steve@sdsternpr.com

SOURCE: Silver State Bancorp